Exhibit 99.1

FBL Financial Group Comments on SEC Index Annuity Rule Proposal

WEST DES MOINES, Iowa--(BUSINESS WIRE)--FBL Financial Group (NYSE: FFG) opposes the regulation of the sale of index annuities by the Securities and Exchange Commission. The SEC’s proposed rule on index annuities was discussed at its open meeting held yesterday, and would require future registration of nearly all index annuities as securities. FBL regularly monitors the regulatory environment and has discussed contingency plans for a variety of scenarios. With the SEC’s 96-page release discussing the proposed rule being published today, FBL will take the proper time to review and analyze this proposed rule and determine its course of action. FBL is prepared to adapt as necessary during the announced 12 months between publication and effectiveness of any final rule. FBL is currently a variable product writer and has experience with registered investment products.

While important to FBL, index annuities represent only a portion of FBL’s overall business. FBL subsidiary Farm Bureau Life Insurance Company sells a wide variety of life insurance and annuity products, including term life, whole life, universal life, variable universal life insurance, fixed rate annuities and variable annuities. FBL subsidiary EquiTrust Life Insurance Company sells a variety of fixed annuities, including index annuities, deferred annuities and immediate annuities. For the first quarter of 2008, EquiTrust Life was the No. 9 ranked writer of index annuities. EquiTrust Life entered the index annuity marketplace with its first index annuity sales in 2004.

It is estimated that 10 percent of FBL’s 2007 operating income of $3.15 per common share was attributable to FBL’s direct index annuities. From a liability perspective, direct index annuities represented 32 percent of FBL’s total policy reserves as of March 31, 2008.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

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CONTACT:
FBL Financial Group
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com